Exhibit 99.1

1550 Peachtree Street, N.W.  Atlanta, Georgia 30309

Contact Information:

Media	Investors
Tim Klein	Jeff Dodge
404-885-8555	404-885-8804
404-771-2029 (Wireless)	jeff.dodge@equifax.com
tim.klein@equifax.com

Equifax Completes Sale of Assets of
Direct Marketing Services Division

ATLANTA, July 1, 2010 -- Equifax Inc. (NYSE: EFX) today announced it has completed the previously announced sale of assets of its Direct Marketing Services division to Alliance Data Systems (NYSE: ADS) for gross proceeds of $117 million, subject to certain adjustments.

About Equifax (www.equifax.com)

Equifax empowers businesses and consumers with information they can trust. A global leader in information solutions, we leverage one of the largest sources of consumer and commercial data, along with advanced analytics and proprietary technology, to create customized insights that enrich both the performance of businesses and the lives of consumers.

With a strong heritage of innovation and leadership, Equifax continuously delivers innovative solutions with the highest integrity and reliability.  Businesses – large and small – rely on us for consumer and business credit intelligence, portfolio management, fraud detection, decisioning technology, marketing tools, and much more.  We empower individual consumers to manage their personal credit information, protect their identity, and maximize their financial well-being.

Headquartered in Atlanta, Georgia, Equifax Inc. operates in the U.S. and 14 other countries throughout North America, Latin America and Europe. Equifax is a member of Standard & Poor’s (S&P) 500® Index. Its common stock is traded on the New York Stock Exchange under the symbol EFX.

Forward-Looking Statements

The foregoing contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. The forward-looking information may be identified by such forward-looking terminology as “anticipate”, believe”, “may”, and similar terms or variations of such terms. Our forward-looking statements are based on our assumptions, estimates and projections about our Company and the Direct Marketing Services division (“DMS”) and involve significant risks and uncertainties, including: the risk that anticipated benefits from the sale transaction may not be realized or may take longer to realize than expected and the risk that estimated or anticipated costs, charges and liabilities to settle and complete the exit from and disposal of DMS, including both retained obligations and contingent risk for assigned obligations, may differ from or be greater than anticipated. If these or other significant risks and uncertainties occur, or if our estimates or underlying assumptions prove inaccurate, our actual results could differ materially. You are urged to consider all such risks and uncertainties. In light of the uncertainty inherent in such forward-looking statements, you should not consider their inclusion to be a representation that such forward-looking matters will be achieved. The Company assumes no obligation to and does not plan to update any such forward-looking statements.

Certain other factors which may impact our continuing operations, prospects, financial results and liquidity or which may cause actual results to differ from such forward-looking statements are also discussed or included in our Annual Report on Form 10-K for the year ended December 31, 2009 under Item 1A, “Risk Factors”, and our other filings with the Securities and Exchange Commission and available on the Equifax website, www.equifax.com, under “Investor Center.” You are urged to carefully consider all such factors.  Equifax assumes no obligation to update any forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made.

SOURCE:  Equifax Inc.